UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 21, 2007
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg,	60196
Illinois	(Zip code)
(Address of Principal Executive Offices)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This Amendment (this “Amendment”) to the Company’s Current Report on Form 8-K dated March 21, 2007, originally filed on March 21, 2007 (the “Original Filing”) is being filed to provide certain information called for by Item 5.02: “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” relating to the business experience, relationships and compensation of the affected officers and a related exhibit under Item 9.01 (c) “Exhibits”. As required under SEC rules, this Amendment sets forth the complete text of Item 5.02 and Item 9.01(c), as amended. Specifically, this Amendment reflects the following changes: (i) Item 5.02 is amended to provide biographical information regarding Gregory Q. Brown and Thomas J. Meredith and to reflect the terms of Mr. Meredith’s previously unavailable employment agreement with the Company to serve as acting Chief Financial Officer of the Company effective as of April 1, 2007 and (ii) Item 9.01 (c) is amended to reference Mr. Meredith’s employment agreement. Except for the changes described above, no other changes have been made to the Original Filing.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 21, 2007, Motorola, Inc. (the “Company”) announced certain organizational changes outlined below.
1)	Gregory Q. Brown, age 46, has been elected to the position of President and Chief Operating Officer of the Company, effective as of March 21, 2007. Since 2005, Mr. Brown has served as Executive Vice President of the Company and President, Networks and Enterprise. From January 2003 to January 2005, Mr. Brown was Executive Vice President and President, Commercial, Government and Industrial Solutions Sector, and from February 1999 to December 2002, Mr. Brown was Chairman of the Board and Chief Executive Officer of Micromuse, Inc.

2)	Thomas J. Meredith, age 56, a member of Motorola’s Board of Directors since January 2005, will become acting Chief Financial Officer of the Company, effective as of April 1, 2007. Mr. Meredith is currently a general partner of Meritage Capital, L.P., an investment management firm specializing in multi-manager hedge funds that he co-founded. He is also chief executive officer of MFI Capital. Previously, he was the Managing Director of Dell Ventures and Senior Vice President, Business Development and Strategy of Dell Inc., a computer manufacturer, from 2000 until 2001, and was Chief Financial Officer of Dell Inc. from 1992 until 2000. Mr. Meredith is a director of Motive, Surgient, Inc. and VoxPath Networks. He is also an adjunct professor at the McCombs School of Business at the University of Texas, and serves on the advisory boards of both the Wharton School at the University of Pennsylvania and the LBJ School at the University of Texas. Mr. Meredith received a B.S. degree in Political Science from St. Francis University, a J.D. degree from Duquesne University and an LL.M. degree in Taxation from Georgetown University.

In connection with becoming acting Chief Financial Officer of the Company, Mr. Meredith on March 27, 2007 entered into an employment agreement with a term of one year that provides him: (1) a base salary of $1 per year; (2) 250,000 stock options with an exercise price equal to closing price for a share of Motorola common stock on April 2, 2007, a one year vesting period and a ten year duration; (3) 500,000 performance-based restricted stock units to be granted on April 2, 2007 that vest only if and to the extent the closing price of the Company’s Common Stock meets or exceeds the dollar amount set forth below for at least ten trading days during any thirty consecutive trading days all of which fall within the two years following the date of grant of such award:

Dollar Amount	Percent Vested
$20.00 per share	33%
$22.00 per share	An additional 33%
$24.00 per share	The final 34%
The preceding summary of Mr. Meredith’s compensation arrangements is qualified in its entirety by reference to the full text of Mr. Meredith’s employment agreement, stock option consideration agreement, restricted stock unit award agreement, and award document-terms and conditions related to employee nonqualified stock options filed with this report as Exhibit 10.39 and Attachments A, B and C to Exhibit 10.39, respectively.

3)	David W. Devonshire, age 61, currently Executive Vice President and Chief Financial Officer of the Company, will retire from his current position on April 1, 2007.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits

The following exhibits are furnished as part of this Report:

Exhibit
Number	Description

10.39	Employment Agreement between Thomas J. Meredith and Motorola, Inc. dated March 27, 2007.

*99.1	Press Release by Motorola, Inc. dated March 21, 2007, announcing:
(1) revised sales and earnings guidance for the first quarter of 2007, (2) an updated perspective on financial performance for the full year 2007, (3) a $3.0 billion increase in the aggregate size of the Company’s current share repurchase program to $7.5 billion, (4) that the Company has entered into a $2.0 billion accelerated share repurchase agreement, and (5) organizational leadership changes.

* Previously filed

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Dated: March 27, 2007	By:	/s/ Ruth A. Fattori
Ruth A. Fattori
Executive Vice President, Human Resources

EXHIBIT INDEX

Exhibit No.	Document
10.39	Employment Agreement between Thomas J. Meredith and Motorola, Inc. dated March 27, 2007.

*99.1	Press Release by Motorola, Inc. dated March 21, 2007, announcing: (1) revised sales and earnings guidance for the first quarter of 2007, (2) an updated perspective on financial performance for the full year 2007, (3) a $3.0 billion increase in the aggregate size of the Company’s current share repurchase program to $7.5 billion, (4) that the Company has entered into a $2.0 billion accelerated share repurchase agreement, and (5) organizational leadership changes.

* Previously filed